Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

OncoCyte Corporation

Alameda, California

Opinion on the Financial Statements

We have audited the accompanying balance sheets of OncoCyte Corporation (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ OUM & CO. LLP

San Francisco, California
April 1, 2019

We have served as the Company's auditor since 2015.

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Item 8. Financial Statements and Supplementary Data

ONCOCYTE CORPORATION

BALANCE SHEETS

(In thousands)

	December 31,
	2018	2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,034	$7,600
Marketable equity securities	428	760
Prepaid expenses and other current assets	180	168
Total current assets	8,642	8,528

NONCURRENT ASSETS
Intangible assets, net	-	746
Machinery and equipment, net	614	822
Deposits and other noncurrent assets	262	120
TOTAL ASSETS	$9,518	$10,216

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Amount due to BioTime and affiliates	$2,101	$2,099
Accounts payable	166	175
Accrued expenses and other current liabilities	2,109	1,042
Loan payable, current	800	800
Capital lease liability, current	385	338
Total current liabilities	5,561	4,454

NONCURRENT LIABILITIES
Loan payable, net of deferred financing costs, noncurrent	347	1,070
Capital lease liability, noncurrent	187	289
TOTAL LIABILITIES	6,095	5,813

Commitments and contingencies (Note 9)

STOCKHOLDERS’ EQUITY
Preferred stock, no par value, 5,000 shares authorized; none issued and outstanding	-	-
Common stock, no par value, 85,000 shares authorized; 40,664 and 31,452 shares issued and outstanding at December 31, 2018 and 2017, respectively	74,742	59,968
Accumulated other comprehensive loss	-	(888)
Accumulated deficit	(71,319)	(54,677)
Total stockholders’ equity	3,423	4,403
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,518	$10,216

The accompanying notes are an integral part of these financial statements.

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ONCOCYTE CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2018	2017

OPERATING EXPENSES
Research and development	$6,514	$7,174
General and administrative	7,007	9,232
Sales and marketing	1,681	2,443
Total operating expenses	15,202	18,849

Loss from operations	(15,202)	(18,849)

OTHER EXPENSES, NET
Interest expense, net	(216)	(217)
Unrealized loss on marketable equity securities	(427)	-
Other income (expense), net	91	(309)
Total other expenses, net	(552)	(526)

NET LOSS	$(15,754)	$(19,375)

Basic and diluted net loss per share	$(0.42)	$(0.64)

Weighted average shares outstanding: basic and diluted	37,850	30,195

The accompanying notes are an integral part of these financial statements.

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ONCOCYTE CORPORATION

STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31,
	2018	2017

NET LOSS	$(15,754)	$(19,375)
Other comprehensive loss, net of tax:
Realized loss on sale of available-for-sale securities	-	293
Unrealized loss on available-for-sale securities	-	(527)
COMPREHENSIVE LOSS	$(15,754)	$(19,609)

The accompanying notes are an integral part of these financial statements.

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ONCOCYTE CORPORATION

STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock		Accumulated Other Comprehensive	Accumulated	Total Shareholders’
	Shares	Amount	Loss	Deficit	Equity
BALANCE AT DECEMBER 31, 2016	28,737	$45,818	$(654)	$(35,302)	$9,862
Net loss	-	-	-	(19,375)	(19,375)
Unrealized loss on BioTime shares held as available-for-sale securities	-	-	(527)	-	(527)
Stock-based compensation	-	1,630	-	-	1,630
Issuance of common stock upon exercise of 2016 warrants	2,392	7,774	-	-	7,774
Exercise of stock options	323	610	-	-	610
Issuance of warrants for inducement to exercise 2016 warrants	-	4,074	-	-	4,074
Issuance of warrants to Silicon Valley Bank	-	62	-	-	62
Transfer of realized loss on sale of BioTime shares	-	-	293	-	293
BALANCE AT DECEMBER 31, 2017	31,452	59,968	(888)	(54,677)	4,403
Net loss	-	-	-	(15,754)	(15,754)
Cumulative-effect adjustment for adoption of ASU 2016-01 on January 1, 2018	-	-	888	(888)	-
Stock-based compensation	-	1,479	-	-	1,479
Sale of common shares and warrants	9,192	13,592	-	-	13,592
Financing costs paid to issue common shares and warrants	-	(355)	-	-	(355)
Exercise of stock options	20	58	-	-	58
BALANCE AT DECEMBER 31, 2018	40,664	$74,742	$-	$(71,319)	$3,423

The accompanying notes are an integral part of these financial statements.

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ONCOCYTE CORPORATION

STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(15,754)	$(19,375)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	438	338
Amortization of intangible assets	121	242
Amortization of prepaid maintenance	18	-
Impairment charge for intangible assets	625	-
Stock-based compensation	1,479	1,630
Loss on sale of BioTime shares	-	309
Dividend income from AgeX Therapeutics common stock received as a dividend-in-kind	(96)	-
Unrealized loss on marketable equity securities	427	-
Warrants issued to certain shareholders as inducement to exercise of warrants	-	4,074
Amortization of debt issuance costs	77	83
Other	23	-
Changes in operating assets and liabilities:
Amount due to BioTime and affiliates	2	(753)
Prepaid expenses and other current assets	(11)	115
Accounts payable and accrued liabilities;	1,002	(48)
Net cash used in operating activities	(11,649)	(13,385)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from sale of BioTime shares	-	934
Purchase of equipment	(31)	(91)
Net cash provided by (used in) investing activities	(31)	843

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	58	610
Proceeds from exercise of warrants	-	7,774
Proceeds from sale of common shares	10,000	-
Financing costs to issue common shares	(65)	-
Proceeds from sale of common shares and warrants	3,592	-
Financing costs to issue common shares and warrants	(290)	-
Proceeds from issuance of loan payable, net of financing costs	-	1,982
Repayment of loan payable	(800)	(133)
Repayment of capital lease obligation	(381)	(265)
Net cash provided by financing activities	12,114	9,968

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	434	(2,574)
CASH AND CASH EQUIVALENTS:
At beginning of the year	7,600	10,174
At end of the year	$8,034	$7,600

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$142	$130

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under capital leases	$209	$381
Debt issuance costs	-	196

The accompanying notes are an integral part of these financial statements.

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ONCOCYTE CORPORATION

NOTES TO FINANCIAL STATEMENTS

1. Organization, Description of the Business and Liquidity

OncoCyte Corporation (“OncoCyte”) is a developer of novel, non-invasive blood-based tests for the early detection of cancer. It is focused on developing molecular cancer diagnostics utilizing a discovery platform that focuses on identifying genetic markers that are differentially expressed in certain types of cancers. OncoCyte is currently devoting substantially all of its efforts on developing its lung cancer diagnostic test DetermaVuTM.

OncoCyte was incorporated in 2009 in the state of California and was formerly a majority-owned subsidiary of BioTime, Inc. (“BioTime”), a publicly traded, clinical-stage, biotechnology company targeting degenerative diseases, primarily in the fields of ophthalmology, cell therapy for acute spinal cord injury and cancer immunotherapy. Beginning on February 17, 2017, OncoCyte ceased to be a subsidiary of BioTime for financial reporting purposes when BioTime’s percentage ownership of outstanding OncoCyte common stock declined below 50% as a result of the issuance of additional OncoCyte common stock to certain investors who exercised OncoCyte stock purchase warrants (see Note 6).

Liquidity

For all periods presented, OncoCyte generated no revenues. Since inception, OncoCyte has financed its operations through the sale of common stock and warrants, warrant exercises, a bank loan, and sales of BioTime common shares that OncoCyte holds as marketable equity securities. BioTime also provided OncoCyte with the use of BioTime facilities and services under a Shared Facilities and Services Agreement as described in Note 4 (the “Shared Facilities Agreement”). OncoCyte has incurred operating losses and negative cash flows since inception and had an accumulated deficit of $71.3 million as of December 31, 2018. OncoCyte expects to continue to incur operating losses and negative cash flows for the near future.

At December 31, 2018, OncoCyte had $8.0 million of cash and cash equivalents and held BioTime and AgeX Therapeutics, Inc. (“AgeX”) common stock as marketable equity securities valued at $0.4 million. During February 2019 OncoCyte raised an additional $37.4 million in net proceeds, after the payment of underwriting fees and estimated offering expenses, through a public offering and sale of 10,733,334 shares of its common stock (see Note 10). OncoCyte believes that its current cash, cash equivalents and marketable equity securities is sufficient to carry out current operations through at least twelve months from the issuance date of the financial statements included herein.

OncoCyte will need to raise additional capital to finance its operations, including the development of its cancer diagnostic tests, until such time as it is able to complete development and commercialize one or more diagnostic tests and generate sufficient revenues to cover its operating expenses. Presently, OncoCyte is devoting substantially all of its research and development resources to the completion of the development of DetermaVu™. OncoCyte may also explore a range of other commercialization options in order to reduce capital needs and the risks associated with the timelines and uncertainty for attaining the Medicare and commercial reimbursement approvals that will be essential for the successful commercialization of DetermaVu™ and any other diagnostic tests that OncoCyte may develop. Those alternative arrangements could include marketing arrangements with other diagnostic companies through which OncoCyte might receive a royalty on sales, or through which it might form a joint venture to market DetermaVu™ and share in net revenues.

Delays in the development of DetermaVu™ could prevent OncoCyte from raising sufficient additional capital to finance the completion of development and commercial launch of DetermaVu™ or other cancer diagnostic tests. Even if OncoCyte is successful in completing the development of DetermaVu™, investors may be reluctant to provide OncoCyte with capital until DetermaVu™ is approved for reimbursement by Medicare. The unavailability or inadequacy of financing or revenues to meet future capital needs could force OncoCyte to modify, curtail, delay, or suspend some or all aspects of planned operations. Sales of additional equity securities could result in the dilution of the interests of its shareholders. OncoCyte cannot assure that adequate financing will be available on favorable terms, if at all.

2. Summary of Significant Accounting Policies

Basis of presentation

The financial statements presented herein have been prepared on a separate, stand-alone basis. The financial statements are presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Prior to February 17, 2017, BioTime consolidated the results of OncoCyte into BioTime’s consolidated results based on BioTime’s ability to control OncoCyte’s operating and financial decisions and policies through its majority ownership of OncoCyte common stock. BioTime owned 51.1% of the outstanding common stock of OncoCyte at December 31, 2016. Beginning on February 17, 2017, BioTime’s percentage ownership of the outstanding OncoCyte common stock declined below 50%, resulting in a loss of “control” of OncoCyte under GAAP and, as a result, BioTime deconsolidated OncoCyte’s financial statements from BioTime’s consolidated financial statements. As a result of this deconsolidation, OncoCyte is no longer considered a subsidiary of BioTime under GAAP with effect from February 17, 2017. OncoCyte remains an affiliate of BioTime based on BioTime’s retained share ownership in OncoCyte, which is sufficient to allow BioTime to exert significant influence over the operations and management of OncoCyte.

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To the extent OncoCyte does not have its own employees or human resources for its operations, BioTime or BioTime subsidiaries provide certain employees for administrative or operational services, as necessary, for the benefit of OncoCyte (see Note 4). Accordingly, BioTime allocates expenses such as salaries and payroll related expenses incurred and paid on behalf of OncoCyte based on the amount of time that particular employees devote to OncoCyte affairs. Other expenses such as legal, accounting, human resources, marketing, travel, and entertainment expenses are allocated to OncoCyte to the extent that those expenses are incurred by or on behalf of OncoCyte. BioTime also allocates certain overhead expenses such as facilities rent and utilities, property taxes, insurance, internet and telephone expenses based on a percentage determined by management. These allocations are made based upon activity-based allocation drivers such as time spent, percentage of square feet of office or laboratory space used, and percentage of personnel devoted to OncoCyte’s operations or management. Management evaluates the appropriateness of the percentage allocations on a periodic basis and believes that this basis for allocation is reasonable.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates estimates which are subject to significant judgment, including those related to the going concern assessments of OncoCyte financial statements, allocation of direct and indirect expenses, useful lives associated with long-lived intangible assets, equipment and furniture, loss contingencies, valuation allowances related to deferred income taxes, and assumptions used to value stock-based awards, debt or other equity instruments. Actual results could differ materially from those estimates.

Going concern assessment

With the implementation of FASB’s standard on going concern, Accounting Standard Update, or ASU No. 2014-15, OncoCyte assesses going concern uncertainty in its financial statements to determine if it has sufficient cash, cash equivalents and working capital on hand, including marketable equity securities, and any available borrowings on loans, to operate for a period of at least one year from the date the financial statements are issued, which is referred to as the “look-forward period” as defined by ASU No. 2014-15. As part of this assessment, based on conditions that are known and reasonably knowable to OncoCyte, it will consider various scenarios, forecasts, projections, estimates and will make certain key assumptions, including the timing and nature of projected cash expenditures or programs, and its ability to delay or curtail expenditures or programs, if necessary, among other factors. Based on this assessment, as necessary or applicable, OncoCyte makes certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent OncoCyte deems probable those implementations can be achieved and it has the proper authority to execute them within the look-forward period in accordance with ASU No. 2014-15.

Fair value measurements

OncoCyte accounts for fair value measurements in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements (“ASC 820”). ASC 820 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

●	Level 1 – Quoted prices in active markets for identical assets and liabilities.

●	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted market prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

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In determining fair value, OncoCyte utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, and also considers counterparty credit risk in its assessment of fair value. For the periods presented, OncoCyte has no financial assets or liabilities recorded at fair value on a recurring basis, except for cash and cash equivalents consisting of money market funds and marketable equity securities of BioTime and AgeX common stock held by OncoCyte described below. These assets are measured at fair value using the period-end quoted market prices as a Level 1 input.

The carrying amounts of cash equivalents, prepaid expenses and other current assets, amounts due to BioTime and other affiliates, accounts payable, accrued expenses and other current liabilities approximate fair values because of the short-term nature of these items.

The carrying amount of the Loan Payable to Silicon Valley Bank approximates fair value because the loan bears interest at a floating market rate (see Note 5).

Cash and cash equivalents

Cash equivalents typically consisted of highly liquid investments, with maturities of three months or less when purchased. At December 31, 2018 and 2017, OncoCyte’s cash balances totaled $8.0 million and $7.6 million, respectively.

Financial instruments that potentially subject OncoCyte to credit risk consist principally of cash and cash equivalents. OncoCyte maintains cash and cash equivalent balances at financial institutions in excess of amounts insured by United States government agencies. OncoCyte places its cash and cash equivalents with high credit quality financial institutions.

Accounting for BioTime and AgeX shares of common stock

OncoCyte accounts for the BioTime shares it holds, including the AgeX shares of common stock received as a dividend-in-kind on November 28, 2018, as marketable equity securities in accordance with ASC 320-10-25, Investments – Debt and Equity Securities, as amended by Accounting Standards Update (“ASU”) 2016-01, Financial Instruments–Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, as the shares have a readily determinable fair value quoted on the NYSE American and are held principally to meet future working capital purposes, as necessary. The securities are measured at fair value and reported as current assets on the balance sheet based on the closing trading price of the security as of the date being presented.

Beginning on January 1, 2018, with the adoption of ASU 2016-01 discussed below, these securities are now called “marketable equity securities” and unrealized holding gains and losses on these securities are reported in the statements of operations in other income and expenses, net. Prior to January 1, 2018 and the adoption of ASU 2016-01, the BioTime shares held were called “available-for-sale securities” and unrealized holding gains and losses were reported in other comprehensive income or loss, net of tax, and were a component of the accumulated other comprehensive income or loss on the balance sheet. Realized gains and losses are included in other income and expenses, net, in the statements of operations.

On January 1, 2018, in accordance with the adoption of ASU 2016-01, OncoCyte recorded a cumulative-effect adjustment for the BioTime shares as available-for-sale-securities to reclassify the unrealized loss of $888,000 included in accumulated other comprehensive loss to the accumulated deficit balance.

On November 28, 2018, BioTime distributed shares of AgeX common stock owned by BioTime to holders of BioTime common shares, on a pro rata basis, in the ratio of one share of AgeX common stock for every ten BioTime common shares owned. As a shareholder of BioTime common stock, OncoCyte received 35,326 shares of AgeX common stock as its pro rata share and recorded a $96,000 dividend in other income and expenses for the year ended December 31, 2018.

For the year ended December 31, 2018, OncoCyte recorded an unrealized loss of $427,000, included in other income and expenses, net, due to the decrease in fair market value of the BioTime shares from January 1, 2018 to December 31, 2018, and the decrease in the fair market value of the AgeX shares from November 28, 2018 to December 31, 2018.

In 2017, OncoCyte sold 266,442 shares of BioTime common stock for net proceeds of $934,000 and recognized a $309,000 loss from the sale of the BioTime shares included in other income and expenses, net. The proceeds were used to pay down amounts owed to BioTime and affiliates (see Note 4). OncoCyte did not sell any shares of BioTime stock during the year ended December 31, 2018.

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As of December 31, 2018, OncoCyte held 353,264 and 35,326 shares of common stock of BioTime and AgeX, respectively, as marketable equity securities with a combined fair market value of $428,000. Any proceeds from the sale of BioTime shares may be used by OncoCyte to pay amounts owed to BioTime and its affiliates or for working capital purposes (see Notes 4 and 10).

Long-lived intangible assets

Long-lived intangible assets, primarily consisting of acquired patents, patent applications, and licenses to use certain patents are stated at acquired cost, less accumulated amortization (see Note 3). Amortization expense is computed using the straight-line method over the estimated useful lives of the assets over a period of 10 years.

Machinery and equipment

Machinery and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally over a period of 3 to 10 years. For equipment purchased under capital leases, OncoCyte depreciates the equipment based on the shorter of the useful life of the equipment or the term of the lease, ranging from 3 to 5 years, depending on the nature and classification of the capital lease. Maintenance and repairs are expensed as incurred whereas significant renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and the related accumulated depreciation are removed from the respective accounts and any resulting gain or loss is reflected in OncoCyte’s results of operations.

Impairment of long-lived assets

OncoCyte assesses the impairment of long-lived assets, which consist primarily of long-lived intangible assets, machinery and equipment, whenever events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. As part of OncoCyte’s impairment assessment of its intangible assets, OncoCyte determined that certain intangible assets, mainly comprised of patents and patent rights for therapeutic uses that OncoCyte no longer plans to develop or commercialize, were impaired as of June 30, 2018 and, accordingly, OncoCyte recorded a noncash charge of $625,000 representing the net book value of those assets as of that date, and included that charge in research and development expenses for the year ended December 31, 2018.

Accounting for warrants

OncoCyte determines the accounting classification of warrants it issues, as either liability or equity classified, by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Under ASC 480, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate OncoCyte to settle the warrants or the underlying shares by paying cash or other assets, or warrants that must or may require settlement by issuing variable number of shares. If warrants do not meet liability classification under ASC 480-10, OncoCyte assesses the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the warrants do not require liability classification under ASC 815-40, and in order to conclude equity classification, OncoCyte also assesses whether the warrants are indexed to its common stock and whether the warrants are classified as equity under ASC 815-40 or other applicable GAAP. After all relevant assessments, OncoCyte concludes whether the warrants are classified as liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance with all changes in fair value after the issuance date recorded in the statements of operations. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date. OncoCyte does not have any liability classified warrants as of any period presented (see Note 6).

Income taxes

OncoCyte has filed a standalone U.S. federal income tax return since its inception. For California purposes, OncoCyte activity for 2016 and for the period from January 1, 2017 through February 16, 2017, the date immediately before BioTime owned less than 50% of OncoCyte outstanding common stock, was included in BioTime’s California combined tax return. For periods beginning on February 17, 2017 and thereafter, OncoCyte filed or will file a standalone California income tax return. The provision for state income taxes has been determined as if OncoCyte had filed separate tax returns for the periods presented. Accordingly, the effective tax rate of OncoCyte in future years could vary from its historical effective tax rates depending on the future legal structure of OncoCyte and related tax elections. The historical deferred tax assets, including the operating losses and credit carryforwards generated by OncoCyte, will remain with OncoCyte. OncoCyte accounts for income taxes in accordance with ASC 740, Income Taxes, which prescribes the use of the asset and liability method, whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect. Valuation allowances are established when necessary to reduce deferred tax assets when it is more likely than not that a portion or all of the deferred tax assets will not be realized. OncoCyte’s judgments regarding future taxable income may change over time due to changes in market conditions, changes in tax laws, tax planning strategies or other factors. If OncoCyte’s assumptions and consequently its estimates change in the future, the valuation allowance may be increased or decreased, which may have a material impact on OncoCyte’s statements of operations.

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The guidance also prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not sustainable upon examination by taxing authorities. OncoCyte will recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2018 and 2017. OncoCyte is not aware of any uncertain tax positions that could result in significant additional payments, accruals, or other material deviation for the years ended December 31, 2018 and 2017. OncoCyte is currently unaware of any tax issues under review.

On December 22, 2017, the United States enacted major federal tax reform legislation, Public Law No. 115-97, commonly referred to as the 2017 Tax Cuts and Jobs Act (“2017 Tax Act”), which enacted a broad range of changes to the Internal Revenue Code. Changes to taxes on corporations impacted by the 2017 Tax Act include, but are not limited to, lowering the U.S. federal tax rates to a 21% flat tax rate, eliminating the corporate alternative minimum tax (“AMT”), imposing additional limitations on the deductibility of interest and net operating losses, allowing any net operating loss (“NOLs”) generated in tax years ending after December 31, 2017 to be carried forward indefinitely and generally repealing carrybacks, reducing the maximum deduction for NOL carryforwards arising in tax years beginning after 2017 to a percentage of the taxpayer’s taxable income, and allowing for additional expensing of certain capital expenditures. The 2017 Tax Act also puts into effect a number of changes impacting operations outside of the United States including, but not limited to, the imposition of a one-time tax “deemed repatriation” on accumulated offshore earnings not previously subject to U.S. tax, and shifts the U.S taxation of multinational corporations from a worldwide system of taxation to a territorial system. ASC 740 requires the effects of changes in tax rates and laws on deferred tax balances (including the effects of the one-time transition tax) to be recognized in the period in which the legislation is enacted (see Note 8).

On December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to provide guidance for companies that are not able to complete their accounting for the income tax effects of the 2017 Tax Act in the period of enactment. SAB 118 allows OncoCyte to record provisional amounts during a measurement period not to extend beyond one year of the enactment date (see Note 8). OncoCyte applied the guidance in SAB 118 when accounting for the enactment-date effects of the 2017 Tax Act during the years ended December 31, 2018 and 2017. As of December 31, 2018, OncoCyte completed its accounting for all the enactment-date income tax effects of the 2017 Tax Act.

Research and development expenses

Research and development expenses include both direct expenses incurred by OncoCyte and indirect overhead costs allocated by BioTime that benefit or support OncoCyte’s research and development functions. Direct research and development expenses consist primarily of personnel costs and related benefits, including stock-based compensation, outside consultants and suppliers. Indirect research and development expenses allocated by BioTime to OncoCyte under the Shared Facilities Agreement (see Note 4), are primarily based on headcount or space occupied, as applicable, and include laboratory supplies, laboratory expenses, rent and utilities, common area maintenance, telecommunications, property taxes and insurance. Research and development costs are expensed as incurred.

General and administrative expenses

General and administrative expenses include both direct expenses incurred by OncoCyte and indirect overhead costs allocated by BioTime that benefit or support OncoCyte’s general and administrative functions. Direct general and administrative expenses consist primarily of compensation and related benefits, including stock-based compensation, for executive and corporate personnel, and professional and consulting fees. Indirect general and administrative expenses allocated by BioTime to OncoCyte under the Shared Facilities Agreement (see Note 4) are primarily based on headcount or space occupied, as applicable, and include costs for financial reporting and compliance, rent and utilities, common area maintenance, telecommunications, property taxes and insurance.

Sales and marketing expenses

Sales and marketing expenses consist primarily of personnel costs and related benefits, including stock-based compensation, trade shows and booths, branding and positioning, and outside consultants. Indirect sales and marketing expenses allocated by BioTime, primarily based on OncoCyte’s headcount or space occupied, as applicable, include costs for rent and utilities, common area maintenance, telecommunications, property taxes and insurance, incurred by BioTime and allocated to us under the Shared Facilities Agreement.

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Stock-based compensation

OncoCyte recognizes compensation expense related to employee option grants and restricted stock grants, if any, in accordance with FASB ASC 718, Compensation – Stock Compensation (“ASC 718”).

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, forfeitures, classification of awards as either equity or liabilities, and classification on the statement of cash flows. OncoCyte adopted ASU 2016-09 beginning on January 1, 2017.

In connection with the adoption of ASU 2016-09, OncoCyte changed its accounting policies including how it accounts for excess tax benefits and deficiencies, if any, and forfeitures, as applicable. All excess tax benefits and tax deficiencies from stock-based compensation awards accounted for under ASC 718 are recognized as income tax benefit or expense, respectively, in the statements of operations. Prior to the adoption of ASU 2016-09, OncoCyte recognized excess tax benefits, if any, in additional paid-in capital only if the tax deduction reduced cash income taxes payable and, excess tax deficiencies were recognized either as an offset to accumulated excess tax benefits, if any, on OncoCyte’s statements of operations. An excess income tax benefit arises when the tax deduction of a share-based award for income tax purposes exceeds the compensation cost recognized for financial reporting purposes and, a tax deficiency arises when the compensation cost exceeds the tax deduction. Because OncoCyte has a full valuation allowance for all periods presented (see Note 8) and an insignificant number of stock option exercises during the current quarter, there was no impact to OncoCyte statements of operations for any excess tax benefits or deficiencies, as any excess benefit or deficiency would be offset by the change in the valuation allowance.

Forfeitures are accounted for as they occur instead of based on the number of awards that were expected to vest. Based on the nature and timing of OncoCyte’s grants, straight line expense attribution of stock-based compensation for the entire award and the relatively low forfeiture rate on OncoCyte’s experience, the impact of the adoption of ASU 2016-09 pertaining to forfeitures was not significant to OncoCyte’s financial statements.

OncoCyte estimates the fair value of employee stock-based payment awards on the grant-date and recognizes the resulting fair value over the requisite service period. For stock-based awards that vest only upon the attainment of one or more performance goals set by OncoCyte at the time of the grant, compensation cost is recognized if and when OncoCyte determines that it is probable that the performance condition or conditions will be, or have been, achieved. OncoCyte uses the Black-Scholes option pricing model for estimating the fair value of options granted under OncoCyte’s equity plans. The fair value of each restricted stock grant, if any, is determined based on the value of the common stock granted or sold. OncoCyte has elected to treat stock-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognizes stock-based compensation on a straight-line basis over the requisite service period.

Compensation expense for non-employee stock-based awards is recognized in accordance with ASC 718 and FASB ASC 505-50, Equity-Based Payments to Non-Employees. Stock option awards issued to non-employees, principally consultants and employees of BioTime or employees of BioTime subsidiaries who perform services for OncoCyte, are accounted for at fair value using the Black-Scholes option pricing model. Management believes that the fair value of the stock options can more reliably be measured than the fair value of services received. OncoCyte records compensation expense based on the then-current fair values of the stock options at each financial reporting date. Compensation expense recorded during the service period is adjusted in subsequent periods for changes in the fair value of the stock options until the earlier of the date at which the non-employee’s performance is complete or a performance commitment is reached, which is generally when the stock option award vests. Compensation expense for non-employee grants is recorded on a straight-line basis in the statements of operations (see Recent Accounting Pronouncements section below).

The Black-Scholes option pricing model requires OncoCyte to make certain assumptions including the expected option term, the expected volatility, the risk-free interest rate and the dividend yield (see Note 7).

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The expected term of employee stock options represents the weighted-average period that the stock options are expected to remain outstanding. OncoCyte estimates the expected term of options granted based on its own experience and, in part, based on upon the “simplified method” provided under Staff Accounting Bulletin, Topic 14, or SAB Topic 14, as necessary. For the years ended December 31, 2018 and 2017, OncoCyte estimated the expected volatility using its own stock price volatility to the extent applicable or a combination of its stock price volatility and the stock price volatility of stock of peer companies, for a period equal to the expected term of the options. The risk-free interest rate assumption is based upon observed interest rates on the United States government securities appropriate for the expected term of OncoCyte’s stock options. The dividend yield assumption is based on OncoCyte’s history and expectation of dividend payouts. OncoCyte has never declared or paid any cash dividends on its common stock, and OncoCyte does not anticipate paying any cash dividends in the foreseeable future.

Net loss per common share

Basic net loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the period. Diluted net loss per share reflects the weighted-average number of shares of common stock outstanding plus the potential effect of dilutive securities or contracts which are exercisable to common stock, such as stock options and warrants (using the treasury stock method) and shares issuable in future periods, except in cases where the effect would be anti-dilutive. Because OncoCyte reported net losses for all periods presented, all potentially dilutive common stock are antidilutive for those periods.

The following common stock equivalents were excluded from the computation of diluted net loss per common share of common stock for the years ended December 31, 2018 and 2017 because including them would have been antidilutive (in thousands):

	Year Ended December 31,
	2018	2017
Stock options	3,578	1,125
Warrants	4,035	2,779

Segments

OncoCyte’s executive management team, as a group, represents the entity’s chief operating decision makers. To date, OncoCyte’s executive management team has viewed OncoCyte’s operations as one segment that includes, the research and development of diagnostic tests for the detection of cancer. As a result, the financial information disclosed materially represents all of the financial information related to OncoCyte’s sole operating segment.

Recent accounting pronouncements

The following accounting standards, which are not yet effective, are presently being evaluated by OncoCyte to determine the impact that they might have on its financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for non-employee share-based payment transactions. The new standard expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees. ASU 2018-07 is effective for fiscal years beginning after December 15, 2018 (including interim periods within that fiscal year), with early adoption permitted. As OncoCyte does not have a significant number of nonemployee share-based awards, OncoCyte does not believe that the application of the new standard will have a material impact on its financial statements when it is adopted on January 1, 2019.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”, which requires lessees to recognize assets and liabilities for leases with lease terms greater than twelve months in the statement of financial position. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. The update is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that reporting period. Early adoption is permitted. In July 2018, the FASB issued ASU 2018-10 and ASU 2018-11. ASU 2018-10 provides certain areas for improvement in ASU 2016-02 and ASU 2018-11 provides an additional optional transition method by allowing entities to initially apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. OncoCyte is completing its assessment of the impact the adoption of ASU 2016-02 will have on its financial statements, but because OncoCyte does not have significant operating leases that would meet the scope of ASU 2016-02, OncoCyte does not expect the adoption of ASU 2016-02 on January 1, 2019, including the use of the optional transition method allowed by ASU 2018-11, will have a material impact to its financial statements.

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3. Selected Balance Sheet Components

Accrued expenses and other current liabilities

At December 31, 2018 and 2017, accrued expenses and other current liabilities were comprised of the following (in thousands):

	2018	2017
Accrued compensation	$1,303	$636
Accrued vendors and other expenses	806	406
Accrued expenses and other current liabilities	$2,109	$1,042

Intangible assets, net

In 2011, OncoCyte, through its then parent, BioTime, acquired substantially all of the assets of Cell Targeting, Inc., a company that was engaged in cancer therapy. The assets acquired consist primarily of patents, patent applications, and licenses to use certain patents. OncoCyte amortizes intangible assets over their useful lives estimated to be 10 years at the date of the acquisition.

At December 31, 2018 and 2017, intangible assets were comprised of the following (in thousands):

	2018(1)	2017
Intangible assets	$625	$2,419
Accumulated amortization	(625)	(1,673)
Intangible assets, net	$-	$746

(1)	As part of OncoCyte’s impairment assessment of certain intangible assets, OncoCyte determined that those assets were impaired as of June 30, 2018 and, accordingly, OncoCyte recorded a noncash charge of $625,000 representing the net book value of those assets as of that date, and included that charge in research and development expenses for the year ended December 31, 2018. The impairment was primarily due to OncoCyte’s decision to discontinue any further utilization of the underlying patents, patent applications and licenses since those assets are for therapeutic use and not for diagnostic use, as OncoCyte continues to devote all of its research and development resources and commercialization efforts to cancer diagnostic tests. Research and development expenses for the year ended December 31, 2018 include $121,000 in amortization expense related to those intangible assets recorded prior to the impairment charge. For the year ended December 31, 2017, research and development expenses include $242,000 of amortization of intangible assets.

Machinery and equipment, net

At December 31, 2018 and 2017, machinery and equipment were comprised of the following (in thousands):

	2018	2017
Machinery and equipment	$1,562	$1,479
Accumulated depreciation	(948)	(657)
Machinery and equipment, net	$614	$822

Depreciation expense amounted to approximately $438,000 and $338,000 for the years ended December 31, 2018 and 2017, respectively. During the year ended December 31, 2018, OncoCyte wrote off $150,000 in fully depreciated machinery and equipment with a corresponding adjustment to accumulated depreciation. During the years ended December 31, 2018 and 2017, OncoCyte entered into capital leases for laboratory equipment totaling $209,000 and $381,000, respectively (see Note 9).

4. Related Party Transactions

Shared Facilities and Service Agreement

On October 8, 2009, OncoCyte and BioTime executed the Shared Facilities Agreement. Under the terms of the Shared Facilities Agreement, BioTime will allow OncoCyte to use BioTime’s premises and equipment located in Alameda, California for the purpose of conducting business. BioTime provides accounting, billing, bookkeeping, payroll, treasury, payment of accounts payable, and other similar administrative services to OncoCyte. BioTime may also provide the services of attorneys, accountants, and other professionals who may also provide professional services to BioTime and its other subsidiaries. BioTime may also provide OncoCyte with the services of BioTime laboratory and research personnel, including BioTime employees and contractors, for the performance of research and development work for OncoCyte at the premises.

BioTime charges OncoCyte a Use Fee for services received and usage of facilities, equipment, and supplies. For each billing period, BioTime prorates and allocates costs incurred, as applicable, to OncoCyte. Such costs include services of Bio Time employees, equipment, insurance, lease, professional, software, supplies and utilities. Allocation depends on key cost drivers including actual documented use, square footage of facilities used, time spent, costs incurred by or for OncoCyte, or upon proportionate usage by BioTime and OncoCyte, as reasonably estimated by BioTime (collectively “Use Fees”). BioTime charges OncoCyte a 5% markup on such allocated costs as permitted by the Shared Facilities Agreement.

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The Use Fee is determined and invoiced to OncoCyte on a regular basis, generally monthly or quarterly. If the Shared Facilities Agreement terminates prior to the last day of a billing period, the Use Fee will be determined for the number of days in the billing period elapsed prior to the termination of the Shared Facilities Agreement. Each invoice will be payable in full by OncoCyte within 30 days after receipt. Any invoice, or portion thereof, not paid in full when due will bear interest at the rate of 15% per annum until paid, unless the failure to make a payment is due to any inaction or delay in making a payment by BioTime employees from OncoCyte funds available for such purpose, rather than from the unavailability of sufficient funds legally available for payment or from an act, omission, or delay by any employee or agent of OncoCyte. Through December 31, 2018 BioTime has not charged OncoCyte any interest.

In addition to the Use Fees, OncoCyte will reimburse BioTime for any out of pocket costs incurred by BioTime for the purchase of office supplies, laboratory supplies, and other goods and materials and services for the account or use of OncoCyte, provided that invoices documenting such costs are delivered to OncoCyte with each invoice for the Use Fee. BioTime has no obligation to purchase or acquire any office supplies or other goods and materials or any services for OncoCyte, and if any such supplies, goods, materials or services are obtained for OncoCyte, BioTime may arrange for the suppliers thereof to invoice OncoCyte directly.

The Shared Facilities Agreement will remain in effect, unless either party gives the other party written notice stating that the Shared Facilities Agreement will terminate on December 31 of that year, or unless the agreement otherwise is terminated under another provision of the agreement.

In the aggregate, BioTime charged Use Fees to OncoCyte as follows (in thousands):

	Year Ended December 31,
	2018	2017
Research and development	$882	$1,085
General and administrative	375	268
Sales and marketing	310	213
Total use fees	$1,567	$1,566

As of December 31, 2018 and 2017, OncoCyte had $2.1 million outstanding and payable to BioTime and affiliates included in current liabilities in connection with the costs incurred under the Shared Facilities Agreement. Since these amounts are due and payable in 30 days of being invoiced, the payables are classified as current liabilities for all periods presented (see Note 10).

The minimum fixed payments due under the Shared Facilities Agreement are approximately $131,000 per month.

Financing Transactions

As further discussed in Note 6, in March 2018, OncoCyte sold shares to two investors who beneficially owned more than 5% of OncoCyte’s outstanding common stock. The shares were sold under a securities purchase agreement that contains certain registration rights. OncoCyte agreed to register the shares sold to the investors for resale under the Securities Act of 1933, as amended (the “Securities Act”), not later than 60 days after the closing of the sale of the shares. OncoCyte also agreed to pay liquidated damages calculated in the manner provided in the securities purchase agreement if OncoCyte did not file the registration statement in a timely manner. Because the registration statement was not filed as required by the securities purchase agreement, during the year ended December 31, 2018, OncoCyte accrued $300,000 on account of liquidated damages owed.

5. Loan Payable to Silicon Valley Bank

On February 21, 2017, OncoCyte entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (the “Bank”) pursuant to which OncoCyte borrowed $2.0 million on March 23, 2017. Payments of interest only on the principal balance were due monthly from the draw date through October 31, 2017, and, beginning on November 1, 2017, monthly payments of principal of approximately $67,000 plus interest are due and payable. The outstanding principal balance of the loan bears interest at a stated floating annual interest rate equal to the greater of (i) three-quarters of one percent (0.75%) above the prime rate or (ii) four and one-quarter percent (4.25%). As of December 31, 2018, the latest published prime rate plus 0.75% was 6.25% per annum.

The outstanding principal amount plus accrued interest will be due and payable to the Bank at maturity on April 1, 2020. At maturity, OncoCyte will also pay the Bank an additional final payment fee of 5.8% of the original principal borrowed. OncoCyte accrued the $116,000 final payment fee included in the loan payable as a deferred financing cost on March 23, 2017 draw date.

OncoCyte may prepay in full the outstanding principal balance at any time, subject to a prepayment fee equal to 1.0% of the outstanding principal balance if prepaid after February 21, 2019. Any amounts borrowed and repaid may not be reborrowed. There are no amounts available to be borrowed on the Loan Agreement.

The outstanding principal amount of the loan, with interest accrued, the final payment fee, and the prepayment fee may become due and payable prior to the applicable maturity date if an “Event of Default” as defined in the Loan Agreement occurs and is not cured within any applicable cure period. Upon the occurrence and during the continuance of an Event of Default, all obligations due to the Bank will bear interest at a rate per annum which is 5% above the then applicable interest rate. An Event of Default includes, among other events, failure to pay interest and principal when due, material adverse changes, which include a material adverse change in OncoCyte’s business, operations, or condition (financial or otherwise), failure to provide the bank with timely financial statements and copies of filings with the Securities and Exchange Commission (the “SEC”), as required, legal judgments or pending or threatened legal actions of $50,000 or more, insolvency, and delisting from the NYSE American. OncoCyte’s obligations under the Loan Agreement are collateralized by substantially all of its assets other than intellectual property such as patents and trade secrets that OncoCyte owns. Accordingly, if an Event of Default were to occur and not be cured, the Bank could foreclose on its security interest in the collateral. OncoCyte was in compliance with the Loan Agreement as of the filing date of this Report.

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Bank Warrants

On February 21, 2017 and in conjunction with the $2.0 million becoming available under the Loan Agreement, OncoCyte issued common stock purchase warrants to the Bank (the “Bank Warrants”) entitling the Bank to purchase shares of OncoCyte common stock in tranches related to the loan tranches under the Loan Agreement. In conjunction with the availability of the loan, the Bank was issued warrants to purchase 8,247 shares of OncoCyte common stock at an exercise price of $4.85 per share, through February 21, 2027. On March 23, 2017, in conjunction with borrowing $2.0 million, the Bank was issued warrants to purchase an additional 7,321 shares at an exercise price of $5.46 per share, through March 23, 2027. The Bank may elect to exercise the Bank Warrants on a “cashless exercise” basis and receive a number of shares determined by multiplying the number of shares for which the applicable tranche is being exercised by (A) the excess of the fair market value of the common stock over the applicable exercise price, divided by (B) the fair market value of the common stock. The fair market value of the common stock will be the last closing or sale price on a national securities exchange, interdealer quotation system, or over-the-counter market.

The Bank Warrants are classified as equity since, among other factors, they are not mandatorily redeemable, cannot be settled in cash or other assets and require settlement by issuing a fixed number of shares of common stock of OncoCyte. OncoCyte determined the fair value of the Bank Warrants using the Black-Scholes option pricing model to be approximately $62,000, which was recorded as a deferred financing cost against the loan payable balance. Aggregate deferred financing costs of $196,000, recorded against the loan payable balance, are amortized to interest expense over the term of the loan using the effective interest method. As of December 31, 2018, unamortized deferred financing costs were $36,000.

Future Cash Payments of Loan Payable

As of December 31, 2018, principal and interest payments due on the loan payable in each of the next two years are as follows (in thousands):

Year Ending December 31,	Loan Payments
2019	$843
2020	386
Total payments of principal and interest	1,229
Less: amounts representing interest	(46)
Total payments of principal before deferred financing costs	1,183
Less: deferred financing costs	(36)
Total loan payable, net of deferred financing costs	$1,147

6. Shareholders’ Equity

Preferred Stock

OncoCyte is authorized to issue up to 5,000,000 shares of no par value preferred stock. As of December 31, 2018, no preferred shares were issued or outstanding.

Common Stock

OncoCyte has up to 85,000,000 shares of no par value common stock authorized. The holders of OncoCyte’s common stock are entitled to receive ratably dividends when, as, and if declared by the Board of Directors out of funds legally available. Upon liquidation, dissolution, or winding up, the holders of OncoCyte common stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities and subject to the prior rights of OncoCyte outstanding preferred shares, if any.

The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of OncoCyte stockholders. The holders of common stock have no preemptive, subscription, or redemption rights. The outstanding shares of common stock are fully paid and non-assessable.

On March 28, 2018, OncoCyte entered into a securities purchase agreement with two accredited investors. The agreement provides for the private placement of 7,936,508 shares of OncoCyte’s common stock for $1.26 per share, for total gross proceeds of $10.0 million before deducting offering expenses, $8.0 million of which was received in March 2018 and $2.0 million in May 2018. The agreement contains certain registration rights. The investors were Broadwood Partners, L.P. and George Karfunkel, who beneficially owned more than 5% of OncoCyte’s outstanding common stock (see Note 4).

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On July 31, 2018, OncoCyte raised approximately $3.3 million in net proceeds from the sale of 1,256,118 shares of its common stock and warrants, after offering expenses (the “July 2018 Offering”). The shares of common stock and warrants were sold in “Units” at a purchase price of $2.86 per Unit, with each Unit consisting of one share of common stock and one warrant to purchase one share of its common stock (“July 2018 Offering Warrants”). The Units of common stock and warrants were sold in a registered direct offering. OncoCyte’s Chief Executive Officer, the Chief Financial Officer, the Senior Vice President of Research and Development, and certain members of OncoCyte’s Board of Directors purchased Units in the July 2018 Offering on the same terms as other investors.

As of December 31, 2018 and 2017, OncoCyte had 40,664,496 and 31,451,558 issued and outstanding shares of common stock, respectively (see Note 10).

July 2018 Offering Warrants

Each July 2018 Offering Warrant has an initial exercise price of $3.00 per share, will become exercisable six months after the date of issuance and will expire five years from the date it becomes exercisable. Subject to limited exceptions, a holder of the warrants will not have the right to exercise any portion of such securities if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of OncoCyte’s common stock outstanding immediately after the exercise.

The July 2018 Offering Warrants are not mandatorily redeemable, cannot be settled in cash or other assets and require settlement by issuing a fixed number of shares of common stock of OncoCyte. The July 2018 Offering Warrants may be exercised on a net “cashless exercise” basis, meaning that the value of a portion of warrant shares may be used to pay the exercise price (rather than payment in cash), if a registration statement for the July 2018 Offering Warrants and underlying shares of common stock is not effective under the Securities Act of 1933, as amended (the “Securities Act”) or a prospectus in the registration statement is not available for the issuance of shares upon the exercise of the July 2018 Offering Warrants. The exercise price and the number of warrant shares will be adjusted to account for certain transactions, including stock splits, dividends paid in common stock, combinations or reverse splits of common stock, or reclassifications of common stock.

Under certain provisions of the July 2018 Offering Warrants, in the event of a Fundamental Transaction, as defined in the July 2018 Offering Warrants, OncoCyte will use reasonable best efforts for the acquirer, or any successor entity other than OncoCyte, to assume the July 2018 Offering Warrants. If the acquirer does not assume the OncoCyte July 2018 Offering Warrants, and provided that the Fundamental Transaction is not within OncoCyte’s control, including not approved by OncoCyte’s Board of Directors, then the holders of the July 2018 Offering Warrants shall solely be entitled to receive, at a defined Black Scholes value, the same type or form of consideration, and in the same proportion, that is being offered and paid to all the holders of OncoCyte common stock in connection with the Fundamental Transaction.

OncoCyte considered the guidance in ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. This liability classification guidance also applies to financial instruments that may require cash or other form of settlement for transactions outside of the company’s control and, in which the form of consideration to the warrant holder may not be the same as to all other shareholders in connection with the transaction. However, if a transaction is not within the company’s control but the holder of the financial instrument can solely receive the same type or form of consideration as is being offered to all the shareholders in the transaction, then equity classification of the financial instrument is not precluded, if all other applicable equity classification criteria are met.

Based on the above guidance, OncoCyte has met all the equity classification criteria for the July 2018 Offering Warrants and has classified those warrants as equity.

Issuance of Common Stock and Warrants

On August 29, 2016, OncoCyte sold an aggregate of 3,246,153 immediately separable units, with each unit consisting of one share of OncoCyte common stock and one warrant to purchase one share of OncoCyte common stock (the “2016 Warrants”), at a price of $3.25 per unit (the “Offering”). The sales were made pursuant to the terms and conditions of certain Purchase Agreements between OncoCyte and the purchasers in the Offering. OncoCyte received $9.8 million in net proceeds after discounts, commissions and expenses from the Offering.

2016 Warrants and New Warrants

The 2016 Warrants have an exercise price of $3.25 per Warrant Share, and may be exercised until the close of business on October 16, 2021. The 2016 Warrants may be exercised on a net “cashless exercise” basis, meaning that the value of a portion of Warrant Shares may be used to pay the exercise price (rather than payment in cash), in certain circumstances. The exercise price and the number of Warrant Shares will be adjusted to account for certain transactions, including stock splits, dividends paid in common stock, combinations or reverse splits of common stock, or reclassifications of common stock.

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Under certain provisions of the 2016 Warrants, in the event of a Fundamental Transaction, as defined in the 2016 Warrants, OncoCyte will use reasonable best efforts for the acquirer, or any successor entity other than OncoCyte, to assume the 2016 Warrants. If the acquirer does not assume the OncoCyte 2016 Warrant obligations, then the acquirer shall pay the holders of 2016 Warrants an amount equal to the aggregate value equal to the Black Scholes Value, as defined in the 2016 Warrants. The payment of the Black Scholes Value shall be made in cash or such other consideration as the acquirer paid to the other OncoCyte shareholders in the Fundamental Transaction.

OncoCyte is not required to net cash settle the 2016 Warrants under any circumstance. OncoCyte considered the guidance in ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. Since solely an acquirer, and not OncoCyte itself, may be required to net cash settle the 2016 Warrants in the event of a Fundamental Transaction, the 2016 Warrants are classified as equity.

On February 17, 2017, certain OncoCyte investors exercised 2016 Warrants to acquire 625,000 shares of common stock at an exercise price of $3.25 per warrant for total exercise cash proceeds of $2.0 million (the “Warrant exercise”). In order to induce the investors to complete the Warrant exercise and, in conjunction with the Warrant exercise, OncoCyte issued new warrants to those investors (the “New Warrants”). Certain investors received New Warrants to purchase 200,000 shares of common stock at an exercise price of $5.50 per share and one investor received New Warrants to purchase 212,500 shares of common stock at an exercise of $3.25 per share. The New Warrants are exercisable at any time for five years from February 17, 2017.

The New Warrants are classified as equity as their terms are consistent with the 2016 Warrants. For financial reporting purposes, the issuance of the New Warrants was treated as an inducement offer to certain shareholders to exercise their 2016 Warrants. Accordingly, the fair value of the New Warrants, determined using the Black-Scholes option pricing model, approximating $1.1 million was recognized by OncoCyte as a noncash charge to shareholder expense included in general and administrative expenses and a corresponding increase to equity on February 17, 2017, the issuance date.

On July 21, 2017, OncoCyte entered into three forms of Warrant Exercise Agreements (each, an “Exercise Agreement”) with certain holders of the 2016 Warrants providing for the cash exercise of their 2016 Warrants and the issuance of new warrants (the “July 2017 Warrants”) to them.

Pursuant to one form of Exercise Agreement, two investors exercised 2016 Warrants to purchase 226,923 shares of OncoCyte’s common stock at the exercise price of $3.25 per share, and OncoCyte issued to them July 2017 Warrants expiring five years from the date of issue, to purchase 226,923 shares of common stock at an exercise price of $5.50 per share.

Pursuant to a second form of Exercise Agreement, one investor exercised 2016 Warrants to purchase 540,000 shares of common stock at the exercise price of $3.25 per share, and OncoCyte issued to the investor a July 2017 Warrant, expiring five years from the date of issue, to purchase 270,000 shares of common stock at an exercise price of $3.25 per share. In this alternative form of Exercise Agreement, OncoCyte also agreed to use commercially reasonable efforts to file with the SEC a registration statement covering the resale of the shares of common stock issuable upon exercise of the July 2017 Warrant and to keep it continuously effective for up to five years, subject to conditions set forth in the Exercise Agreement.

Pursuant to a third form of Exercise Agreement, one investor exercised 2016 Warrants to purchase 1,000,000 shares of common stock at the exercise price of $3.25 per share, and OncoCyte issued to the investor (i) a July 2017 Warrant, expiring two years from the date of issue, to purchase 500,000 shares of common stock at an exercise price of $5.50 per share, and (ii) a July 2017 Warrant, expiring two years from the date of issue, to purchase 500,000 shares of common stock at an exercise price of $3.25 per share. In this alternative form of Exercise Agreement, OncoCyte also agreed to use commercially reasonable efforts to file with the SEC a registration statement covering the resale of the shares of common stock issuable upon exercise of the July 2017 Warrant and to keep it continuously effective for up to five years, subject to conditions set forth in the Exercise Agreement.

In the aggregate, upon the exercise of 2016 Warrants under the Exercise Agreements, OncoCyte received gross proceeds of approximately $5.74 million and issued July 2017 Warrants to purchase 1,496,923 shares of common stock at a weighted average price of $4.34 per share.

The July 2017 Warrants are classified as equity as their terms are consistent with the 2016 Warrants. For financial reporting purposes, the issuance of the July 2017 Warrants is treated as an inducement offer to certain investors to exercise their 2016 Warrants. Accordingly, the fair value of the July 2017 Warrants, determined to be approximately $3.0 million using the Black-Scholes option pricing model, was recorded as a noncash charge to shareholder expense included in general and administrative expenses, and a corresponding increase was recorded to equity on July 21, 2017, the issuance date.

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As of December 31, 2018, OncoCyte has an aggregate of 4,035,339 warrants issued and outstanding at exercise prices ranging from $3.00 and $5.50 per warrant.

Stock Option Exercises

During the years ended December 31, 2018 and 2017, 20,312 and 323,019 shares of common stock were issued upon the exercise of stock options, from which OncoCyte received $58,000 and $610,000 in cash proceeds, respectively.

7. Stock-Based Compensation

Stock Option Plan

OncoCyte had a 2010 Stock Option Plan (the “2010 Plan”) under which 5,200,000 shares of common stock were authorized for the grant of stock options or the sale of restricted stock.

On August 27, 2018, OncoCyte shareholders approved a new Equity Incentive Plan (the “2018 Incentive Plan”) to replace the 2010 Plan. In adopting the 2018 Incentive Plan, OncoCyte terminated the 2010 Plan and will not grant any additional stock options or sell any stock under restricted stock purchase agreements under the 2010 Plan; however, stock options issued under the 2010 Plan will continue in effect in accordance with their terms and the terms of the 2010 Plan until the exercise or expiration of the individual options.

The 2018 Incentive Plan reserved 5,000,000 shares of common stock for the grant of stock options or the sale of restricted stock (“Restricted Stock”) or for the settlement of hypothetical units issued with reference to common stock (“Restricted Stock Units”). OncoCyte may also grant stock appreciation rights (“SARs”) under the 2018 Incentive Plan. The 2018 Incentive Plan also permits OncoCyte to issue such other securities as its Board of Directors (the “Board”) or the Compensation Committee (the “Committee”) administering the 2018 Incentive Plan may determine. Awards of stock options, Restricted Stock, SARs, and Restricted Stock Units (“Awards”) may be granted under the 2018 Incentive Plan to OncoCyte employees, directors, and consultants.

Awards may vest and thereby become exercisable or have restrictions on forfeiture lapse on the date of grant or in periodic installments or upon the attainment of performance goals, or upon the occurrence of specified events. Awards may not vest, in whole or in part, earlier than one year from the date of grant. Vesting of an Award after the date of grant may be accelerated only in the limited circumstances specified in the 2018 Incentive Plan. In the case of the acceleration of vesting of any performance-based Award, acceleration of vesting shall be limited to actual performance achieved, pro rata achievement of the performance goal(s) on the basis for the elapsed portion of the performance period, or a combination of actual and pro rata achievement of performance goals.

No person shall be granted, during any one year period, options to purchase, or SARs with respect to, more than 1,000,000 shares in the aggregate, or any Awards of Restricted Stock or Restricted Stock Units with respect to more than 500,000 shares in the aggregate. If an Award is to be settled in cash, the number of shares on which the Award is based shall not count toward the individual share limit.

No Awards may be granted under the 2018 Incentive Plan more than ten years after the date upon which the 2018 Incentive Plan was adopted by the Board, and no options or SARS granted under the 2018 Incentive Plan may be exercised after the expiration of ten years from the date of grant.

Stock Options

Options granted under the 2018 Incentive Plan may be either “incentive stock options” within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or “non-qualified” stock options that do not qualify incentive stock options. Incentive stock options may be granted only to OncoCyte employees and employees of subsidiaries. The exercise price of stock options granted under the 2018 Incentive Plan must be equal to the fair market of OncoCyte common stock on the date the option is granted. In the case of an optionee who, at the time of grant, owns more than 10% of the combined voting power of all classes of OncoCyte stock, the exercise price of any incentive stock option must be at least 110% of the fair market value of the common stock on the grant date, and the term of the option may be no longer than five years. The aggregate fair market value of common stock (determined as of the grant date of the option) with respect to which incentive stock options become exercisable for the first time by an optionee in any calendar year may not exceed $100,000.

The exercise price of an option may be payable in cash or in common stock having a fair market value equal to the exercise price, or in a combination of cash and common stock, or other legal consideration for the issuance of stock as the Board or Committee may approve.

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Generally, options will be exercisable only while the optionee remains an employee, director or consultant, or during a specific period thereafter, but in the case of the termination of an employee, director, or consultant’s services due to death or disability, the period for exercising a vested option shall be extended to the earlier of 12 months after termination or the expiration date of the option.

Restricted Stock and Restricted Stock Units

In lieu of granting options, OncoCyte may enter into purchase agreements with employees under which they may purchase or otherwise acquire Restricted Stock or Restricted Stock Units subject to such vesting, transfer, and repurchase terms, and other restrictions. The price at which Restricted Stock may be issued or sold will be not less than 100% of fair market value. Employees or consultants, but not executive officers or directors, who purchase Restricted Stock may be permitted to pay for their shares by delivering a promissory note or an installment payment agreement that may be secured by a pledge of their Restricted Stock. Restricted Stock may also be issued for services actually performed by the recipient prior to the issuance of the Restricted Stock. Unvested Restricted Stock for which OncoCyte has not received payment may be forfeited, or OncoCyte may have the right to repurchase unvested shares upon the occurrence of specified events, such as termination of employment.

Subject to the restrictions set with respect to the particular Award, a recipient of Restricted Stock generally shall have the rights and privileges of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld for the recipient’s account, and interest may be credited on the amount of the cash dividends withheld. The cash dividends or stock dividends so withheld and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the recipient in cash or, at the discretion of the Board or Committee, in shares of common stock having a fair market value equal to the amount of such dividends, if applicable, upon the release of restrictions on the Restricted Stock and, if the Restricted Stock is forfeited, the recipient shall have no right to the dividends.

The terms and conditions of a grant of Restricted Stock Units shall be determined by the Board or Committee. No shares of common stock shall be issued at the time a Restricted Stock Unit is granted. A recipient of Restricted Stock Units shall have no voting rights with respect to the Restricted Stock Units. Upon the expiration of the restrictions applicable to a Restricted Stock Unit, OncoCyte will either issue to the recipient, without charge, one share of common stock per Restricted Stock Unit or cash in an amount equal to the fair market value of one share of common stock.

At the discretion of the Board or Committee, each Restricted Stock Unit (representing one share of common stock) may be credited with cash and stock dividends paid in respect of one share (“Dividend Equivalents”). Dividend Equivalents shall be withheld for the recipient’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld. Dividend Equivalents credited to a recipient’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or in shares of common stock having a fair market value equal to the amount of the Dividend Equivalents and earnings, if applicable, upon settlement of the Restricted Stock Unit. If a Restricted Stock Unit is forfeited, the recipient shall have no right to the related Dividend Equivalents.

SARs

An SAR is the right to receive, upon exercise, an amount payable in cash or shares, or a combination of shares and cash, equal to the number of shares subject to the SAR that is being exercised, multiplied by the excess of (a) the fair market value of a common share on the date the SAR is exercised, over (b) the exercise price specified in the SAR Award agreement. SARs may be granted either as free standing SARs or in tandem with options. No SAR may be exercised later than 10 years after the date of grant.

The exercise price of an SAR shall not be less than 100% of the fair market value of one share of common stock on the date of grant. An SAR granted in conjunction with an option shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option; provided, however, that the SAR by its terms shall be exercisable only when the fair market value per share exceeds the exercise price per share of the SAR or related option. Upon any exercise of an SAR granted in tandem with an option, the number of shares for which the related option shall be exercisable shall be reduced by the number of shares for which the SAR has been exercised. The number of shares for which an SAR issued in tandem with an option shall be exercisable shall be reduced by the number of shares for which the related option has been exercised.

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Options Granted

A summary of OncoCyte stock option activity under the 2010 Plan and related information follows (in thousands except weighted average exercise price):

Options	Shares Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price
Balance at January 1, 2017	880	3,017	$2.52
Increase in pool	1,200	-
Options granted	(896)	896	5.17
Options exercised	-	(323)	1.89
Options forfeited, cancelled or expired	200	(200)	3.11
Balance at December 31, 2017	1,384	3,390	3.25
Options granted	(1,446)	1,446	2.39
Options exercised	-	(20)	2.84
Options forfeited, cancelled or expired	138	(645)	3.96
Termination of the 2010 Plan	(76)	-	-
Balance at December 31, 2018	-	4,171	$2.92
Exercisable at December 31, 2018		2,348	$2.82

Of the stock options granted under the 2010 Plan during the year ended December 31, 2018, OncoCyte granted 1,318,948 stock options to employees and consultants, with exercise prices ranging from $2.30 per share to $3.15 per share, that will vest in increments upon the attainment of specified performance conditions related to the development of DetermaVu™ and obtaining Medicare reimbursement coverage for that test (“Performance-Based Options”). As of December 31, 2018, there were 1,066,800 Performance-Based Options outstanding and none of the performance conditions required for vesting had been met, and, accordingly, no stock-based compensation expense was recorded during the year ended December 31, 2018 with regard to the Performance-Based Options.

At December 31, 2018 and 2017, OncoCyte had approximately $2.7 million and $1.6 million, respectively, of total unrecognized compensation expense related to the 2010 Plan and 2018 Incentive Plan that will be recognized over a weighted-average period of approximately 3.3 and 2.5 years, respectively.

A summary of 2018 Incentive Plan activity and related information follows (in thousands except weighted average exercise price):

Options	Shares Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 2017	-	-	$-
Approval of 2018 Incentive Plan	5,000	-	-
Options granted	(411)	411	2.21
Options exercised	-	-	-
Options forfeited, cancelled or expired	50	(50)	1.95
Balance at December 31, 2018	4,639	361	$2.21
Exercisable at December 31, 2018		-	$-

Additional information regarding the Company’s outstanding stock options and vested and exercisable stock options is summarized below:

	As of December 31, 2018
	Options Outstanding
Exercise Prices	(in thousands) Number of Shares	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price
$1.34 - $1.95	554	2.76	$1.40
$2.01 - $2.85	2,404	7.86	2.30
$3.06 - $7.25	1,574	6.61	4.24
$1.34 - $7.25	4,532	6.80	$2.87

OncoCyte recorded stock-based compensation expense in the following categories on the accompanying statements of operations for the years ended December 31, 2018 and 2017 (in thousands):

	2018	2017
Research and development	$50	$668
General and administrative	1,154	841
Sales and marketing	275	121
Total stock-based compensation expense	$1,479	$1,630

The weighted-average estimated fair value of stock options with service-conditions granted during the years ended December 31, 2018 and 2017 was $1.46 and $3.24 per share, respectively, using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2018	2017
Expected life (in years)	5.65	6.15
Risk-free interest rates	2.85%	2.03%
Volatility	75.51%	66.01%
Dividend yield	-%	-%

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With the adoption of ASU 2016-09, effectively January 1, 2017, forfeitures are accounted for as they occur instead of based on the number of awards that were expected to vest.

The determination of stock-based compensation is inherently uncertain and subjective and involves the application of valuation models and assumptions requiring the use of judgment. If OncoCyte had made different assumptions, its stock-based compensation expense, and net loss for years ended December 31, 2018 and 2017, may have been significantly different.

OncoCyte does not recognize deferred income taxes for incentive stock option compensation expense and records a tax deduction only when a disqualified disposition has occurred.

8. Income Taxes

U.S. Federal Income Tax Reform

On December 22, 2017, in response to the enactment of the 2017 Tax Act (see Note 2), the SEC staff issued SAB 118 that allows OncoCyte to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. OncoCyte applied the guidance in SAB 118 when accounting for the enactment-date effects of the 2017 Tax Act during the years ended December 31, 2018 and 2017. As of December 31, 2018, OncoCyte completed its accounting for all the enactment-date income tax effects of the 2017 Tax Act discussed below.

For the year ended December 31, 2017 OncoCyte remeasured certain deferred tax assets and liabilities based on the enacted tax rate at which they are expected to reverse in the future. The estimated tax affected amount related to the remeasurement of these balances was a reduction of OncoCyte’s net deferred tax assets by $6.8 million with a corresponding decrease in the valuation allowance by the same amount, recognized as of December 31, 2017.

OncoCyte has filed standalone U.S. federal income tax returns since its inception. For California purposes, OncoCyte’s activity for 2016 was included in BioTime’s California Combined tax return. As a result of OncoCyte’s deconsolidation from BioTime on February 17, 2017, (see Note 1), OncoCyte has filed a separate California return for tax year 2017 and will continue do so for subsequent years. The provision for state income taxes has been determined as if OncoCyte had filed separate tax returns for the periods presented. Accordingly, the effective tax rate of OncoCyte in 2018 and future years could vary from its historical effective tax rates depending on the future legal structure of OncoCyte and related tax elections. The deferred tax assets, including the operating loss and credit carryforwards, generated by OncoCyte, will remain with OncoCyte.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2017, the federal portion of the deferred tax assets and liabilities were re-rated from 34% to 21% percent pursuant to the 2017 Tax Act. Accordingly, the federal portion of the deferred tax assets and liabilities for all periods presented are rated at 21%.

The primary components of the deferred tax assets and liabilities at December 31, 2018 and 2017 were as follows (in thousands):

	2018	2017
Deferred tax assets/(liabilities):
Net operating loss carryforwards and capital loss carryforwards	$15,204	$11,414
Research and development credit carryforwards	2,444	2,141
Marketable equity securities	393	-
Patents and fixed assets	523	268
Stock-based and other compensation	1,326	1,260
Total	19,890	15,083
Valuation Allowance	(19,890)	(15,083)
Net deferred tax asset	$-	$-

Due to losses incurred for all periods presented, OncoCyte did not record any provision or benefit for income taxes.

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Income taxes differed from the amounts computed by applying the applicable U.S. federal income tax rates indicated to pretax losses from operations as a result of the following:

	2018	2017
Computed tax benefit at federal statutory rate	21%	34%
Re-rate of federal net deferred tax assets	-%	(35)%
Permanent differences	-%	(8)%
State tax benefit	10%	3%
Research and development credits	1%	1%
Other	(1)%	-%
Adjust basis for available-for-sale-securities	-%	11%
Change in valuation allowance	(31)%	(6)%
	-%	-%

As of December 31, 2018, OncoCyte had net operating loss carryforwards of approximately $59.0 million for U.S. federal income tax purposes and $28.0 million for state income tax purposes. Federal net operating losses generated on or prior to December 31, 2017 expire in varying amounts between 2030 and 2037, while federal net operating losses generated after December 31, 2017 carryforward indefinitely. The state net operating losses expire in varying amounts between 2029 and 2037. OncoCyte also has capital loss carryforwards for federal and state income tax purposes of $1.3 million each which expire between 2020 and 2023.

As of December 31, 2018, OncoCyte has research and development credit carryforwards for federal and state purposes of $1.2 million each. The federal credits will expire between 2030 and 2038, while the state credits have no expiration.

On November 28, 2018, BioTime distributed shares of AgeX common stock to its shareholders, including to OncoCyte, on a pro-rata basis as a taxable dividend-in-kind. As part of the distribution of AgeX common stock, OncoCyte received 35,326 shares of AgeX common stock, resulting in a taxable gain to OncoCyte of $0.1 million. OncoCyte has sufficient current year losses from operations to offset the entire taxable gain, resulting in no income taxes due.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. OncoCyte established a full valuation allowance for all periods presented due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. The change in the valuation allowance was $4.8 million and $1.1 million for the years ended December 31, 2018 and 2017, respectively.

Other Income Tax Matters

Internal Revenue Code Section 382 places a limitation (“Section 382 Limitation”) on the amount of taxable income that can be offset by NOL carryforwards after a change in control (generally greater than 50% change in ownership within a three-year period) of a loss corporation. California has similar rules. Generally, after a change in control, a loss corporation cannot deduct NOL carryforwards in excess of the Section 382 Limitation. Due to these “change in ownership” provisions, utilization of the NOL and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods.

In general, OncoCyte is no longer subject to tax examination by the Internal Revenue Service or state taxing authorities for years before 2014. Although the federal and state statutes are closed for purposes of assessing additional income tax in those prior years, the taxing authorities may still make adjustments to the NOL and credit carryforwards used in open years. Therefore, the tax statutes should be considered open as it relates to the NOL and credit carryforwards used in open years. For tax years that remain open to examination, potential examinations may include questioning of the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with the Internal Revenue Code or state tax laws. OncoCyte’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

OncoCyte’s practice is to recognize interest and penalties related to income tax matters in tax expense. As of December 31, 2018 and 2017, OncoCyte has no accrued interest and penalties.

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9. Commitments and Contingencies

OncoCyte has certain commitments other than those under the Shared Facilities Agreement described in Note 4.

Master Lease Line Agreement

On April 7, 2016, OncoCyte entered into a Master Lease Line Agreement (“Lease Agreement No. 1”) with an unrelated financing company for the purchase and financing of certain equipment. OncoCyte may use up to $881,000, as amended, for purchases of equipment financed under the Lease Agreement No. 1 through April 2017. Each lease schedule OncoCyte enters into under Lease Agreement No. 1 must be in minimum increments of $50,000 each with a 36-month lease term, collateralized by the equipment financed under the lease schedule. Each lease schedule requires a deposit for the first and last payment under that schedule. Monthly payments will be determined using a lease factor approximating an interest rate of 10% per annum. At the end of each lease schedule under Lease Agreement No. 1, assuming no default has occurred, OncoCyte may either return the equipment financed under the schedule for a restocking fee of 7.5% of the original cost of the equipment or purchase the equipment from the financing company at a fair value not less than 12.5% of the original cost of the equipment.

On April 7, 2016, OncoCyte entered into a lease schedule (“Lease Schedule No. 1”) under the Lease Agreement No. 1 for certain equipment costing approximately $435,000 applied against the lease line, requiring payments of $14,442 per month over 36 months. In December 2016, OncoCyte entered into another lease schedule (“Lease Schedule No. 2”) for certain equipment costing approximately $161,000, requiring payments of $5,342 per month over 36 months. In April 2017, OncoCyte entered into a third and final lease schedule (“Lease Schedule No. 3”) for certain equipment costing approximately $285,000, requiring payments of $9,462 per month over 36 months. After this last tranche, the Lease Agreement No. 1 was closed and has no remaining financing available.

On May 11, 2017, OncoCyte entered into another Master Lease Line Agreement (“Lease Agreement No. 2”) with the same finance company above and similar terms. OncoCyte may use up to $900,000 for purchases of equipment financed under Lease Agreement No. 2 through October 28, 2018.

On July 2, 2018, OncoCyte entered into a lease schedule under the Lease Agreement No. 2 for certain equipment costing approximately $209,000, requiring payments of $6,709 per month over 36 months, and a $116,000 prepaid maintenance contract for the duration of the lease of the equipment requiring 12 monthly payments of $10,238, including imputed interest. After the financing of this equipment and the prepaid maintenance contract, there was approximately $502,000 of remaining financing available under Lease Agreement No. 2 as of December 31, 2018.

OncoCyte accounts for these leases as capital leases in accordance with ASC 840, Leases, due to the net present value of the payments under the leases approximating the fair value of the equipment at inception of the leases. The payments under the lease schedules will be amortized to capital lease obligations and interest expense using the interest method at an imputed rate of approximately 10% per annum.

Future minimum annual lease payments under Lease Agreement No.’s 1 and 2 above for the years ending after December 31, 2018 are as follows (in thousands):

Year Ending December 31,	Capital Lease Payments
2019	$420
2020	140
2021	60
Total minimum lease payments	620
Less amounts representing interest	(48)
Present value of net minimum lease payments	$572

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Wistar License Agreement

OncoCyte has entered into a License Agreement with The Wistar Institute of Anatomy and Biology (“Wistar”) that entitles OncoCyte to use certain patents, know-how and data belonging to Wistar.

Under the License Agreement, OncoCyte has obtained an exclusive, worldwide license under certain patents, and under certain know-how and data (“Technical Information”) belonging to Wistar, for use in the field of molecular diagnostics for lung cancer, including, but not limited to confirmatory, companion and recurrence diagnostics for any type of lung cancer with detection through whole blood, fractionated blood, plasma, serum and/or other biological samples. OncoCyte has the right to grant sublicenses of the licensed patents and Technical Information subject to certain conditions.

OncoCyte paid Wistar an initial license fee and will pay Wistar royalties on “net sales” of “licensed products,” as such terms are defined in the License Agreement. The royalty rates will range from 3% to 5% depending upon the amount of cumulative net sales. The amount of royalties payable to Wistar will be reduced by the amount of any royalties that OncoCyte must pay to any third parties on the sale of the licensed products, but subject to a maximum reduction of 50%. The obligation to pay royalties to Wistar will terminate on a licensed product by-licensed product and country-by-country basis until the later of (i) the date a valid claim of a licensed patent covering the licensed product no longer exists, or (ii) the tenth (10th) anniversary of the first commercial sale of the licensed product in each country.

OncoCyte will pay Wistar a minimum annual royalty each year, which in each case will be credited against total royalties due during the year in which the minimum royalty is paid. OncoCyte will also be obligated to pay Wistar an annual license maintenance fee in the mid-five figures.

OncoCyte will also pay Wistar a portion of any non-royalty sublicensing income that OncoCyte may receive from any sub-licensee. Non-royalty sublicensing income will include any consideration received from a sub-licensee for granting the sublicense, but excluding royalties, the fair market value of any equity or debt securities sold to a sub-licensee, and any payments received from a sub-licensee for any related research conducted by OncoCyte for the sub-licensee.

OncoCyte also will pay Wistar (a) milestone payments upon the occurrence of certain milestone events in the development and commercialization of a licensed product, and (b) all past or ongoing costs incurred or to be incurred by Wistar, including government fees and attorneys’ fees, in the course of prosecuting the licensed patents.

OncoCyte has agreed to use commercially reasonable diligent efforts, directly or through sub-licensees, to develop and commercialize licensed products. OncoCyte has agreed that it or a sub-licensee will commence commercial sale of a licensed product by a specified date. If sales of a licensed product do not commence by the specified date, OncoCyte may purchase up to three one-year extensions of the deadline by paying Wistar a designated fee for the applicable extension. OncoCyte has agreed to purchase additional extensions.

OncoCyte has agreed to indemnify Wistar and its trustees, managers, officers, agents, employees, faculty, affiliated investigators, personnel and staff from and against certain claims and liabilities related to the License Agreement and development, manufacture and sale of licensed products, excluding liabilities that result from or arise out of an indemnified party’s gross negligence or willful misconduct.

Wistar has the right to terminate the License Agreement, subject to certain notice and cure periods and force majeure delays in certain cases, if any of the following occur: (a) OncoCyte fails to pay any amount payable to Wistar; (b) OncoCyte materially breaches any covenant or agreement or any continuing representation or warranty contained in the License Agreement; (c) OncoCyte becomes subject to certain bankruptcy or insolvency events, (d) OncoCyte dissolves or ceases operations, (e) OncoCyte or any of its affiliates or sub-licensees or affiliates of any our sub-licensees challenges the validity, patentability, scope, construction, enforceability, non-infringement, or Wistar’s ownership of any issued patent comprising the licensed patents, or assists any third party in any such challenge; or (f) OncoCyte fails to fulfill its product development and commercialization diligence obligations and related performance milestones.

OncoCyte may terminate the License Agreement, with or without cause, upon the passage of a specified period of time after giving Wistar written notice of termination.

Litigation – General

OncoCyte will be subject to various claims and contingencies in the ordinary course of its business, including those related to litigation, business transactions, employee-related matters, and other matters. When OncoCyte is aware of a claim or potential claim, it assesses the likelihood of any loss or exposure. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, OncoCyte will record a liability for the loss. If the loss is not probable or the amount of the loss cannot be reasonably estimated, OncoCyte discloses the claim if the likelihood of a potential loss is reasonably possible and the amount involved could be material (see Note 10).

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Tax Filings

OncoCyte tax filings are subject to audit by taxing authorities in jurisdictions where it conducts business. These audits may result in assessments of additional taxes that are subsequently resolved with the authorities or potentially through the courts. Management believes OncoCyte has adequately provided for any ultimate amounts that are likely to result from these audits; however, final assessments, if any, could be significantly different than the amounts recorded in the financial statements.

Employment Contracts

OncoCyte has entered into employment contracts with certain executive officers. Under the provisions of the contracts, OncoCyte may be required to incur severance obligations for matters relating to changes in control, as defined, and involuntary terminations.

Indemnification

In the normal course of business, OncoCyte may provide indemnification of varying scope under OncoCyte’s agreements with other companies or consultants, typically OncoCyte’s clinical research organizations, investigators, clinical sites, suppliers and others. Pursuant to these agreements, OncoCyte will generally agree to indemnify, hold harmless, and reimburse the indemnified parties for losses and expenses suffered or incurred by the indemnified parties arising from claims of third parties in connection with the use or testing of OncoCyte’s diagnostic tests. Indemnification provisions could also cover third party infringement claims with respect to patent rights, copyrights, or other intellectual property pertaining to OncoCyte’s diagnostic tests. The term of these indemnification agreements will generally continue in effect after the termination or expiration of the particular research, development, services, or license agreement to which they relate. The potential future payments OncoCyte could be required to make under these indemnification agreements will generally not be subject to any specified maximum amounts. Historically, OncoCyte has not been subject to any claims or demands for indemnification. OncoCyte also maintains various liability insurance policies that limit OncoCyte’s financial exposure. As a result, OncoCyte management believes that the fair value of these indemnification agreements is minimal. Accordingly, OncoCyte has not recorded any liabilities for these agreements as of December 31, 2018 and 2017.

10. Subsequent Events

During February 2019, OncoCyte sold 10,733,334 shares of its common stock, for $37.4 million of net proceeds after the payment of underwriting fees and estimated offering expenses, through an underwritten public offering.

During February 2019, OncoCyte received $0.9 million in proceeds from exercise of stock options to purchase 575,000 shares of OncoCyte common stock.

On February 15, 2019, OncoCyte paid the $2.1 million owed to BioTime for prior services provided under the Shared Facilities Agreement (see Note 4).

In February 2019, following the announcement of OncoCyte’s public offering, OncoCyte received a letter from Chardan Capital Markets, LLC (“Chardan”) claiming entitlement to certain fees pursuant to an engagement letter unrelated to the public offering. OncoCyte believes Chardan’s claims are without merit and intends to vigorously defend all claims asserted.  It is not possible at this time to assess whether the outcome of this matter will have a material adverse effect on OncoCyte’s results of operations, cash flows or financial position.

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